                                                                    EXHIBIT 99.1

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  INGLES                                                             NEWS
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                                                    Contact:

                                                    Brenda S. Tudor
                                                    Vice President-Finance
                                                    and Chief Financial Officer
                                                    (828) 669-2941 (Ext. 223)


                          INGLES MARKETS, INCORPORATED
                         REPORTS SECOND QUARTER RESULTS


ASHEVILLE, N.C. -- (April 28, 2003) -- Ingles Markets, Incorporated (NASDAQ:
IMKTA) today announced results for its second quarter and six months ended March 29, 2003.

Net income for the March 2003 quarter increased 4.9% to $3.5 million, or $0.15 per diluted share, compared to $3.3 million, or $0.14 per diluted share, for the March 2002 quarter.

Sales comparisons for the second quarter and the six-month period were affected by the timing of the Easter holiday. In fiscal 2002, Easter fell on the day following the end of the second quarter, therefore Easter related sales were included in the second quarter of fiscal 2002. Easter related sales will be included in the third quarter of fiscal 2003. Net sales for the March 2003 quarter decreased 0.8% to $489.4 million from $493.2 million for the same quarter last year. Comparable store sales for the same period decreased 1.3%. Comparable store sales growth for the quarter excluding the effect of Easter sales decreased 0.4%. Ingles operated 200 stores at the end of the March 2003 quarter and 201 stores at the end of the March 2002 quarter.

Gross profit for the March 2003 quarter decreased 2.0% to 26.5% of sales, compared to 26.9% of sales for the same quarter last year. Operating and administrative expenses for the March 2003 quarter decreased in total dollars by 0.4% and increased slightly as a percentage of sales to 23.7% in the March 2003 quarter compared to 23.6% in the March 2002 quarter. Other income increased $1.2 million for the March 2003 quarter over the March 2002 quarter due primarily to the gain realized in the March 2003 quarter on the sale of a shopping center in which the company no longer operated a store. Interest expense decreased $1.2 million for the March 2003 quarter principally due to a decrease in aggregate debt of $33.4 million from March 2002 to March 2003.


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IMKTA Reports Second Quarter Results
Page 2
April 28, 2003


Net sales for the six months ended March 29, 2003, decreased 0.8% to $984.5 million compared to $992.6 million for the March 2002 six-month period. Comparable store sales decreased 0.9% for the same period. Adjusted for the difference in the Easter holiday, comparable store sales decreased 0.4% for the six-month period. Gross profit increased as a percentage of sales to 26.4% in the March 2003 six-month period compared to 26.3% in the March 2002 six-month period.

Operating and administrative expenses increased 0.1% to 23.5% of sales in the March 2003 six-month period compared to 23.3% of sales in the March 2002 six-month period. Other income (net) decreased $0.8 million for the six-month period. The March 2003 six-month period included $1.1 million from the gain on the sale of the shopping center in the second quarter, while the March 2002 six-month period included gains of $1.8 million from the sale of three tracts of land, all adjacent to store properties, in the first quarter of that period. Interest expense decreased $0.5 million for the six months ended March 29, 2003, compared to the six months ended March 30, 2002, due to the debt reduction described above. Net income decreased $0.8 million to $6.6 million, or $0.29 per diluted share, for the March 2003 six-month period compared to $7.4 million, or $0.32 per diluted share, for the March 2002 six-month period.

During the March 2003 six-month period, Ingles opened three new stores, completed one major remodel and three minor remodels and closed one older store. Capital expenditures for the March 2003 six-month period totaled $37.0 million. For the balance of the fiscal year, Ingles expects to complete one major remodel/expansion and open one new store and one replacement store. Ingles expects capital expenditure plans for the entire fiscal year to total approximately $70 million including expenditures for stores to open in fiscal 2004.

Commenting on the results, Robert P. Ingle, chairman and chief executive officer, stated, "We are very happy to report an increase in earnings for the quarter. We believe the slight decline in comparable store sales growth for the quarter, adjusted for the Easter holiday, is primarily the result of a continuation of weak economic conditions in our operating area. As a result of the weaker economic conditions, our gross margin as a percentage of sales was slightly lower. Sales distributions in the higher margin deli, bakery and meat departments were affected the most. Operating and administrative costs declined $0.5 million for the second quarter as we made a concerted effort to control operating costs.

"Once again, we were able to demonstrate the value of owning the majority of our operating real estate by selling a shopping center in which we no longer operate and reporting a substantial gain.

"We are optimistic about the future. We have a new president on board who is focused on improving sales. We have a modern store base in excellent locations. We are constantly looking for ways to streamline our operating cost structure and improve our operations. We believe all of these factors should position us well for the future."


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IMKTA Reports Second Quarter Results
Page 3
April 28, 2003


The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2002 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 199 supermarkets. In conjunction with its supermarket operations, the Company also operates 76 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles website at www.ingles-markets.com.

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IMKTA Reports Second Quarter Results
Page 4
April 28, 2003

                          INGLES MARKETS, INCORPORATED
                         UNAUDITED FINANCIAL HIGHLIGHTS
                  (Amounts in thousands except per share data)

                                                 THREE MONTHS ENDED              SIX MONTHS ENDED
                                             -------------------------      --------------------------
                                              MAR. 29,       MAR. 30,        MAR. 29,        MAR. 30,
                                                2003           2002            2003            2002
                                             ---------       --------        --------        ---------
Net sales                                    $489,383        $493,156        $984,499        $992,600
Gross profit                                  129,806         132,476         259,987         260,511
Operating and administrative expenses         115,823         116,302         231,160         230,862

Rental income, net                              2,349           2,362           4,500           4,756
Income from operations                         16,332          18,536          33,327          34,405

Other income, net                               1,687             481           2,349           3,157
Income before interest & income taxes          18,019          19,017          35,676          37,562
Interest expense                               12,511          13,672          25,243          25,719

Income taxes                                    2,050           2,049           3,800           4,430
Net income                                   $  3,458        $  3,296        $  6,633        $  7,413

Basic earnings per common share              $   0.15            0.15            0.29        $   0.33
Diluted earnings per common share            $   0.15        $   0.14        $   0.29        $   0.32


                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)


                                                           MAR. 29,         SEPT. 28,
                                                             2003             2002
                                                           --------        ----------
ASSETS
  Current assets                                           $247,295        $  277,829
  Property and equipment-net                                737,296           723,220
  Other assets                                               13,332            13,342
                                                           --------        ----------
TOTAL ASSETS                                               $997,923        $1,014,391
                                                           ========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term loans and current maturities
      of long-term debt                                    $ 43,354        $   47,307
  Accounts payable, accrued expenses and
     current portion of other long-term liabilities         130,348           139,123

  Deferred income taxes                                      34,315            36,915
  Long-term debt                                            549,448           549,324

  Other long-term liabilities                                 1,856             3,163
                                                           --------        ----------
     Total Liabilities                                      759,321           775,832
  Stockholders' equity                                      238,602           238,559
                                                           --------        ----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                                     $997,923        $1,014,391
                                                           ========        ==========

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